EXHIBIT 10.13

HICKORYTECH CORPORATION

EXECUTIVE INCENTIVE PLAN

(February 16, 2005 Amended & Restated)

Section I. Establishment and Purpose

A.            Establishment

HickoryTech Corporation, a Minnesota corporation (the “Company”), has established, effective January 1, 1989, the HICKORYTECH EXECUTIVE INCENTIVE PLAN, which has since been amended (the “Plan”).

B.            Purpose

The purpose of this Plan is to provide a means whereby key executives of the Company may be rewarded according to their impact on, and contribution to, the operating success of the Company and its component organizations.  It is also the purpose of this Plan to motivate such executives to achieve a continuing, high level of personal effectiveness.

Section II. Definitions, Gender and Number

A.            Definitions

As used in this Plan, the following terms are defined as indicated unless the context clearly requires a different meaning:

1.       “Adjusted Cash Flow” means EBITDA less CAPEX, debt principal repayment required by the Company’s debt agreements, interest and taxes.  Taxes are the actual cash payment of taxes versus the GAAP/book accrual concept.

2.     “Annual Award” means the total annual cash award earned under the provisions of this Plan.

3.     “Board of Directors” or “Board” means the Board of Directors of the Company.

4.     “Chair” means the Chair of the Board of the Company.

5.     “Committee” or “Compensation Committee” means a committee appointed by and responsible to the Board to administer this Plan, among other things, and whose members shall be ineligible to participate in this Plan.

6.     “Company” means Hickory Tech Corporation, a Minnesota corporation and any successor thereto, including all Subsidiaries.

7.     “EBITDA” means earnings before interest expense, income taxes, depreciation, and amortization.  In years where employee profit sharing expense is recorded, EBITDA for the Plan shall be after the employee profit sharing expense at a 1% payout level and before the incremental employee profit sharing expense at a 2% payout level.

8.     “EBITDA Minus CAPEX” means EBITDA minus the capital and expenditures for property, plant and equipment, and capitalized software and any other capitalized expenditures approved by the Compensation Committee to be included in this definition.

9.     “Net Income” means after-tax net income as defined by Generally Accepted Accounting Principles.

10.   “Participant” means an executive of the Company who has been selected to participate in the Plan.

11.   “Performance Account” means an account maintained in the name of a Participant with credits in Company stock.

12.   “Plan” means the HickoryTech Executive Incentive Plan, as stated herein and as  further amended from time to time.

13.   “Plan Year” means any fiscal year of the Company for which the Plan is in effect.

14.   “Pre-Tax Earnings” means operating revenues and other income minus operating and other expenses.

15.   “Retirement” means termination for any reason (other than death or permanent and total disability) after attaining age 55 with ten years of service or after attaining age 62 irrespective of service.

16.   “Return on Invested Capital” means earnings before interest and taxes divided by total capital (debt and equity).

17.   “Revenue” means operating revenues, and excludes other income from such sources as interest and dividends. For purposes of this plan, the inter-company transactions between or among its Subsidiaries are considered to be at an arms length (i.e., at fair market value), and thus are not eliminated. In contrast, the transactions between the Company (parent Company) and its Subsidiaries, consisting mainly of cost allocations and interest on inter-company loans, will be eliminated in the calculation to determine “Revenue”. Significant variances due to non-operating income will be reviewed on a case-by-case basis.

18.   “Subsidiary” means a corporation, the majority of whose stock is owned by the Company.

19.   “Trustee” means Trustee for the Trust under the HickoryTech Corporation Executive Plan. This Trust holds shares of Company Stock for the Participants’ Performance Award Accounts.

B.            Gender and Number

Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section III. Summary of Plan

A.            Annual Award Opportunity

Each fiscal year, an award opportunity will be established for each Plan Participant, expressed as a percent of the Participant’s fiscal-year base salary earnings (See Attachment A).

B.            Performance Goals

Performance goals, by which Participants’ performance will be measured for Plan purposes, will be established at the beginning of the fiscal year. Such goals will relate to Company, Subsidiary or division organizational performance.

C.            Award Determination

At fiscal year-end the organizational performance will be evaluated, and a percentage achievement will be determined. An incentive award, called an Annual Award, will be determined, such being the total of the awards earned.

D.            Disposition of Awards

Annual Awards will be paid in cash as soon as is practicable following the end of the fiscal year but no later than March 15 of the following calendar year.

E.             Shareholder Protection

It is the policy of the Company to establish fiscal goals under this Plan which will provide, first, for the protection of the shareholders. Accordingly, no awards will be paid which, by their payment, would cause the Company to experience Adjusted Cash Flow of less than 50% of HickoryTech’s budgeted Adjusted Cash Flow for the fiscal year.

Section IV. Eligibility

A.            Eligibility

Executives who, by virtue of their position, exert a significant impact on Company performance are eligible to participate in this Plan. Participation is at the recommendation of the President/CEO, with the approval of the Board of Directors.

Section V. Annual Plan

A.            Basis of Awards Earned

Awards earned under this Plan are earned on a fiscal-year basis.

B.            Annual Award Opportunity

An annual target award opportunity will be assigned to each Participant, expressed as a percent of fiscal year base salary earnings. This will establish the dollar award target for the executive, as follows:

	Base	Target	Target
Position	Salary	Award%	Award

Executive A	$140,000	40%	$56,000
Executive B	$90,000	30%	$27,000
Executive C	$60,000	25%	$15,000

C.            Annual Award Make-up

1.     Annual Award make-up will reflect the impact of the Participant’s position and performance on the operating results of the Company. As such, award make-up may vary among positions.

Example

	Percent of Award Relating to—
	Organizational Performance
	Corporate	Subsudiary or Division
Position	Financial Results	Financial Results

Executive A	100%	—
Executive B	25%	75
Executive C	45%	55

2.     Each award segment will be determined separately, and the resulting awards will be aggregated into a total award.

3.     Organizational performance will reflect equally on Participant awards.

D.            Organizational Goals

1.     Organizational goals will be established in the areas of financial achievement or operational achievement. These areas will be weighted and the weightings will be reviewed annually and may be adjusted at the time of review.

2.     Goals will be established prior to the start of the fiscal year for purposes of the Plan and approved by the Board of Directors. Such goals will relate to, but may not necessarily be, the Company’s annual operating budget goals.

E.             Award Calculations

1.             Organizational Awards

a.            Organizational performance will be evaluated in terms of actual versus planned results for each result area.

(i)            The target award for the results area will be reduced 3% for each 1% by which actual performance is less than planned performance.

(ii)           The target award for the results area will be increased 3% for each 1% by which actual performance exceeds planned performance.

(iii)          No award will be paid for the Net Income results area unless actual performance is at least 100% of planned performance. For other organizational awards, no award will be paid for a results area if actual performance is less than 85% of planned performance.

b.            The sum of awards for all results areas will be payable as the organizational award.

c.            Award calculations will be interpolated where actual results are other than even percentages of the planned amount.

d.            There will be a cap, or maximum, for award payments as a result of actual performance that exceeds the planned amount. This cap shall be 200% payout maximum for each award segment.

Example:

	(Assume $3,000 target organizational award)
	Net Income	Revenue	EBITDA	Total
	(20%)	(30%)	(50%)	Award

Target Award	$600	$900	$1,500	$3,000
Actual% of Plan	98%	250%	95%	—
Adjustment to Target		200%	-15	—
Award	$-0-	$1800	$1,275	$3,075 (102.5%	)

e.             A review of the award payouts will be made by the Compensation Committee. In the event that a one-time occurrence affects the year-end organization’s performance, the Compensation Committee may review and adjust award payouts, if determined appropriate.

F.             Total Award

Organizational and individual awards are combined into a total annual award (See Attachment A).

Example:

	Executive A	Executive B	Executive C

Organization Award I	$45,000	—	$2,500

Organization Award II	—	19,500	5,000

Total Award	$45,000	$19,500	$7,500

G.    Payment of Awards

1.     Board Approval

Awards earned under this Plan are payable only with the approval of the Board of Directors. In the event of a Change of Control, as defined in the Participant’s Change of Control Agreement, and to the extent provided in Section VI (G), awards will be payable without the Board of Directors’ approval required.

2.     Time and Manner of Payment

Annual Awards will be payable with respect to each fiscal year within thirty (30) days following completion of the final audited financial report for the year, no later than March 15 of the following calendar year. Awards will be paid in cash, subject to all required withholdings such as state and federal taxes.

Section VI. Long-Term Performance Account

A.            Performance Account

The Performance Account holds shares of company stock that were previously issued under this Plan. No additional awards will be granted to this account after the 2002 fiscal year awards, but shares in the account will continue to receive interest at a value equal to the dividend as described in VI (B).

B.            Valuation of Performance Account

In lieu of dividends on Shares held in a Participant’s Performance Account, the Company shall issue, pursuant to its 1993 Stock Award Plan, additional Shares having a Fair Market Value as of the applicable dividend record date as would otherwise be paid on the Shares in the Participant’s Performance Account on that date.

C.            Vesting

All shares in the Performance Account are fully vested.

D.            Effect of a Participant’s Death, Retirement, or Disability

1.             A deceased Participant’s Performance Account shall be distributed beginning no later than March 15 of the following calendar year, according to the provisions in Section VI (F), to the Participant’s designated beneficiary. A Participant may, by written notice to the Company in the form of Attachment B, designate a beneficiary to receive any payments made after his death. The Participant may select as his beneficiary any person or entity, including a trust. The Participant may designate multiple, successive or contingent beneficiaries and may change his designation at any time. If a Participant dies without having any valid beneficiary designation in effect, his estate shall be the beneficiary.

2.             The Performance Account value for a Participant who terminates employment by reason of Retirement or who becomes permanently and totally disabled, shall be distributed beginning no later than March 15 of the calendar year following such termination or disability, according to the provisions of Section VI (F).

E.             Effect of Other Termination of Employment

1.     If a Participant’s employment with the Company is terminated for any reason other than his death, retirement, or permanent and total disability, such Participant’s participation in the Plan immediately ceases, and any applicable Performance Award shall be distributed beginning no later than 90 days following such termination of employment, according to the provisions of Section VI (F).

2.     If a Participant becomes ineligible for the Plan based on a change of position within the Company where the new position is not eligible for participation in the Plan, any applicable Participant’s Performance Account value shall be distributed commencing no later than March 15 of the calendar year following such change.

F.             Method of Payment and Value of Performance Account

1.     A Performance Account will be distributed in three, approximately equal annual installments, commencing as specified in Section VI (D) or (E) above. The Committee may, in its sole discretion, accelerate payments and pay the Performance Account value in a lump sum.

2.     The Performance Account will be paid out in shares of company stock following the Participant’s termination of employment with the company.

G.            Payment in the Event of a Change of Control of the Company

1.     If a Change of Control in the Company occurs, as defined in a Participant’s Change of Control Agreement, the target Annual Award for the calendar year in which the Change of Control occurs will become immediately payable. The full target Annual Award will be automatically and immediately payable to the Participant.

2.     If a payment becomes due to a Participant under the Change of Control Agreement, the Annual Award would become immediately payable at the target annual award amount. The full target Annual Award will be automatically and immediately payable to the Participant.

3.     If a payment shall become due to the Participant under a Change of Control         Agreement, all applicable Performance Awards shall immediately become distributable to the Participant. Performance Awards will be paid to the Participant within thirty (30) days after the date of the Participant’s payment being due under a Change of Control Agreement and will be subject to all normal withholding of state and federal taxes.

4.     The provisions of this Section VI (G), shall take precedence over all other provisions of this Plan.

H.            Withholding

All payments and distributions shall be subject to applicable withholding requirements.

Section VII. Administration of the Plan

A.            Authority of Board of Directors

This Plan will be administered by the Compensation Committee of the Board of Directors, appointed by and accountable to the Board and whose members are not eligible for awards under the Plan. The Committee may establish rules and regulations from time to time that are not inconsistent with the provisions of this Plan.

B.            Authority of the Chair

The Chair and/or his appointee shall be responsible to the Committee for the administration of this Plan.

C.            Amendment and Termination

The Board of Directors may amend this Plan in any respect at any time and may terminate the Plan in whole or in part at any time, subject to the following:

1.             Fiscal-year performance goals may not be altered, amended, suspended or discontinued during any Plan Year with respect to that Plan Year without the approval of the Compensation Committee.

2.             Amendment or termination may not adversely affect the value of any earned Annual Awards.

D.            Denial of Annual Performance Awards

Any Participant who voluntarily terminates employment except as provided in paragraph (E) below, or who is involuntarily discharged for any reason whatsoever prior to the last day of a Plan Year, with the exception of a Change of Control of the Company, will not be entitled to an award for that Plan Year unless such exception is approved by the Committee. In the event of a Change of Control in the Company, Section VI (G) will apply.

E.             Pro-Rata Awards

A Participant, whose employment is terminated prior to the last day of a Plan Year by reason of death, Retirement or permanent and total disability, shall be entitled to a pro-rata Annual Award through the date of such termination of a Participant’s employment.

F.             Status of Participants’ Claims

All distributions under this Plan are made from the general assets of the Company or the funds held by the Trustee, as applicable. The Plan does not create any lien on or security interest in any property of the Company and no person may assert any rights under the Plan superior to the  rights of an unsecured general creditor of the Company.

G.            Non-alienability

Rights under this Plan are not subject to voluntary or involuntary assignment or alienation. Any attempted assignment or alienation will be disregarded by the Company.

H.            Severability

If any provision of this Plan is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the continuance of the Plan in such circumstances would defeat its purposes.

I.              Employment Rights

Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of the Participant with or without cause.

J.             Headings

All headings in this Plan are for reference only and are not to be utilized to construe its terms.

K.            Governing Law

This Plan is governed in all respects by the laws of the State of Minnesota.

Attachment A

HICKORYTECH CORPORATION

Annual Award Calculation

Worksheet Example

Name:					Plan Year:

Position Title:

1. Fiscal Base Salary Earnings:			$

2. Target Incentive: %			$

3. Organizational Award I:

a.	Target Amount ( % of Line 2)					$

b.	Performance Adjustment:		:

			Net Income		ROIC

	•	Target	$		$

	•	% of Plan	$		$

	•	Factor	$		$

c.	Award		$	+	$	=$

$

4. Organizational Award II:

a.	Target Amount ( % of Line 2)				$

b.	Performance Adjustment:
			Division	Division
			EBITDA	Revenue

	•	Target	$	$

	•	% of Plan	$	$

	•	Factor	$	$

c.	Award		$	$	=$

Total Annual Award (3c + 4c)					$

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Attachment B

HICKORYTECH CORPORATION

Executive Incentive Plan

                Designation of Beneficiary

Participant’s Name:                                                                        Social Security Number:

Home Address:

If I die prior to the payment of all or a portion of any amount payable to me under the HickoryTech Corporation Executive Incentive Plan, the balance of the amount payable shall be paid to the following person(s):

Instructions:         List each beneficiary who is to share in any payment due under the plan.  State specifically what percentage of the total amount to be paid is to be received by each beneficiary.  Use first, middle and last names (such as Mary Alice Jones not Mrs. William Jones).

Primary

Beneficiary(s) Name	Beneficiary (s)	Beneficiary (s)	Relationship	Percent
	Social Security #	Address

1.

2.

3.

4.

Contingent

1.

2.

3.

4.

In the event that all of the above-named beneficiaries shall predecease me or if there is doubt as to the right of any beneficiary, HickoryTech Corporation shall make payments, which would otherwise have been made to such beneficiary, to my estate, and in such event HickoryTech Corporation shall not be under any further liability.

This beneficiary designation cancels and supersedes any previous designation that I may have with respect to this Plan.  The designation is effective as of the date this form is signed by me. I have the right to change this beneficiary designation at any time by filing a new beneficiary designation form with the Company.

Participant’s Signature	Date

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